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                                                                    EXHIBIT 23.3





                        REPORT OF INDEPENDENT ACCOUNTANTS





To Board of Directors and Shareholders

Frigoscandia Holding AB

We have audited the consolidated balance sheets of Frigoscandia Holding AB and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 2001, not separately shown herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards in Sweden and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frigoscandia Holding AB and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with generally accepted accounting principles in Sweden.

Generally accepted accounting principles in Sweden vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States would have affected net income for each of the years in the two-year period ended December 31, 2001 and shareholders' equity as of December 31, 2000 and 2001 to the extent summarized in Note 25 to the consolidated financial statements, not separately shown herein.


Helsingborg, Sweden
February 5, 2002

KPMG


Caj Nackstad